Exhibit 23.2

Consent of Gordon Seibel

Reference is made to the Registration Statement under the U.S. Securities Act of 1933, as amended, on Form S-1 of Midway Gold Corp. (the “Company”) as filed with the Securities and Exchange Commission on August 2, 2007.

I hereby consent to the references to my name under the heading “Description of the Business – Properties – Spring Valley Property – Mineral Resources & Reserves” in the Company’s Registration Statement on Form S-1 which the Company used, or directly quoted from, in preparing summaries concerning the Company’s mineral resources which appear in such Registration Statement.

Gordon Seibel

/s/ Gordon Seibel

August 2, 2007